Exhibit 4.58
SUPPLEMENTARY AGREEMENT TO
EXCLUSIVE TECHNICAL SERVICE AND
CONSULTANCY AGREEMENT
This supplementary agreement (“Supplementary Agreement”) to the Exclusive Technical Service and Consultancy Agreement is made on 1 April, 2007 in Shanghai, People’s Republic of China (“PRC”) by and between:
(1)	Shanghai T2 Entertainment Co., Ltd., located at 12F, 418, Gui Ping Road, Shanghai, with Wang Chi as the legal representative (hereinafter called “T2E”).

(2)	T2CN Information Technology (Shanghai) Co., Ltd., located at 12F, 418, Gui Ping Road, Shanghai, with Deng Ruen-Zeh as the legal representative (hereinafter called “T2CN”)
(T2E and T2CN are hereinafter referred to individually as “Party” and collectively as “Parties”.)
Pursuant to the provisions of the Exclusive Technical Service and Consultancy Agreement made by the Parties on 15 November, 2006, the Parties hereby enter into this Supplementary Agreement as follows:
The Service Fee that T2E shall pay T2CN on a quarterly basis for Q2, 3 and 4 of 2007 (1 April to 31 December, 2007) under Clause 3.2 (i) of the Exclusive Technical Service and Consultancy Agreement shall be calculated as follows:
Amount of the Service Fee = 20% of T2E’s Operating Income
This Supplementary Agreement shall prevail in case of any inconsistency with the Exclusive Technical Service and Consultancy Agreement.

Shanghai T2 Entertainment Co., Ltd.		.	T2CN Information Technology (Shanghai) Co., Ltd.

Signed by:	/s/ Ji Wang		Signed by:	/s/ Guo Jun Wei

	Name: Ji Wang			Name: Guo Jun Wei
	Title: Authorised Representative			Title: Authorised Representative